Exhibit 10.16

Tyson Foods, Inc.
2000 Stock Incentive Plan

Stock Appreciation Right Award

* * *

Employee:	Participant Name

Award:	Stock Appreciation Right equal to Quantity Granted shares of Tyson Foods, Inc. Class A common stock, $0.10 par value per share.

Grant Date:	November 19, 2018

Base Price per Share:	$Grant Price USD

Exercise Period:	Earlier of (i) the tenth (10th) anniversary of the Grant Date or (ii) as otherwise defined herein.

Exercise Right:	This Stock Appreciation Right Award may only be exercised as to its vested portion pursuant to the schedule below and as described herein.

Vesting Schedule:	One-third (1/3) of Award Vested upon each anniversary of the Grant Date.

* * *

This Stock Appreciation Rights Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Employee (hereinafter referred to as “you”) identified above in this document (the “Award” as embodied by this “Award Agreement”).

1.    Terms and Conditions. The Award is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan or any successors thereto, as such plan or its successors may be amended and restated from time to time (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meanings stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.    Definitions. For purposes of this Award Agreement, “Cause”, “Change in Control”, “Disability”, “Good Reason”, “Retirement”, “Termination of Employment” and “Tyson” shall have the meanings set forth below:

a.    “Cause” is defined as a Termination of Employment as a result of the occurrence of one or more of the following events:
(i)    Job-related misconduct or non-performance of duties;
(ii)    Violation of the policies of Tyson (including a violation of the Code of Conduct);
(iii)    Any willful and wrongful conduct or omission by you that injures Tyson;
(iv)    Any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;
(v)    You are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in a felony, serious crime, job-related misdemeanor, or similar offense; or
(vi)    Your intentional or willful violation of any restrictive covenant or other agreement to which you are a party with Tyson.

For purposes of this Award Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or failure to terminate you as a result of such event, be construed as a consent to the occurrence of that event or future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result thereof.

b.    “Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

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Exhibit 10.16

c.    “Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson. If no long-term disability plan or policy was ever maintained on your behalf or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Internal Revenue Code (the “Code”), as amended, or any successors thereto, and any regulations or rulings issued thereunder. In the event of a dispute, the determination of Disability will be made by the Committee (as defined in the Plan) and will be supported by the advice of a physician competent in the area to which such Disability relates.

d.    “Good Reason” is defined as the occurrence of any one or more of the following actions or events without your written consent; provided that you may not rely on any particular action or event as a basis for terminating your employment for Good Reason unless you deliver a Notice of Good Reason based on that action or event within thirty (30) days of its initial occurrence and Tyson (or its successors) has failed to correct the circumstances cited by you as constituting Good Reason within thirty (30) days of such Notice of Good Reason and you resign within thirty (30) days following such failure:
(i)    A material diminution in authority, duties or responsibilities (not merely a change in job title alone);
(ii)    Greater than a fifteen percent (15%) decrease in the total of your then-current (i) base salary, (ii) target annual cash award opportunity under the Tyson Foods, Inc. Annual Incentive Plan, or any successors thereto, as such plan or its successors may be amended or restated from time to time, as determined by Tyson in its sole discretion, and (iii) target grant date value of the annual long-term incentive award under the Plan, as determined by Tyson in its sole discretion;
(iii)    Transfer of your primary employment location beyond fifty (50) miles;
(iv)    The failure by Tyson to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under this Award Agreement for at least twenty-four (24) months following a Change in Control; or
(v)    Any action or event described in the above clauses (i)-(iii) taken by Tyson prior to a Change in Control at the request of the other party to the Change in Control transaction or otherwise in contemplation of the closing of a Change in Control transaction.

e.    “Retirement” shall mean your voluntary or involuntary Termination of Employment from Tyson or its affiliates without Cause on or after the date you attain age sixty-two (62).

f.    “Termination of Employment” shall have the meaning ascribed to it in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its affiliates in interpreting the meaning of a Termination of Employment.

g.    “Tyson” means Tyson Foods, Inc. or any successor thereto.

3.    Vesting.

3.1    Vesting Schedule and Forfeiture. The Award which becomes vested pursuant to the Vesting Schedule shall be considered as fully earned by you, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, any Awards which do not become vested in accordance with the Vesting Schedule as of your Termination of Employment will be forfeited back to Tyson, except as otherwise provided in Sections 3.2 and 3.3.

3.2    Death, Disability or Retirement. In the event of your Termination of Employment due to death, Disability or Retirement, you will be fully vested in the Award.

3.3    Change in Control. All unvested rights under the Award shall become fully vested immediately upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (to the extent the Award has not otherwise become fully vested prior to such event): (i) you experience a Termination of Employment by Tyson without Cause or (ii) you resign from your employment on account of Good Reason. The Award will be settled in the cash value of the form of consideration received by shareholders of Tyson Foods, Inc.’s Class A common stock in connection with the Change in Control transaction, except as otherwise determined by the Committee or provided by the express terms of the documentation establishing the terms of the Change in Control.

4.    Time of Exercise of Award. The Award will be exercisable upon the Vesting Dates set forth herein. In the event of your Termination of Employment, your vested Award shall no longer remain exercisable, except as follows:

4.1    Termination of Employment. Except as provided in Section 4.2, in the event of your Termination of Employment, your vested Award will remain exercisable for a period of three (3) months from the Termination of Employment, but not longer than ten (10) years from the Grant Date.

4.2    Death, Disability or Retirement. In the event your Termination of Employment is due to death, Disability or Retirement, your vested Award will remain exercisable by you, or your Beneficiary in the case of your death, for a period of twelve (12) months, but not longer than ten (10) years from the Grant Date.

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Exhibit 10.16

5.    Manner of Exercise of Award. The Award, if exercisable, may be exercised through the following method as provided under the Plan: Cash of the excess of the Fair Market Value per Share at the date of exercise of the Stock Appreciation Right Based Bonus over the Base Price per Share multiplied by the number of vested shares subject to the Stock Appreciation Right Based Bonus to be exercised, minus the amount of any required tax withholding.

6.    Withholding Taxes. By accepting the Award, you acknowledge and agree that you are responsible for, and that Tyson may withhold, all applicable income and other taxes, as well as any social insurance contributions and other deductions or withholdings required by applicable law, from any Award, including taxes applicable in your country of residence or employment. If applicable, Tyson shall withhold such taxes and social security contributions by any manner acceptable under the terms of the Plan and in accordance with applicable law and regulations. Tyson recommends that you seek the advice of your tax advisors regarding the tax treatment of your awards.

7.    Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you agree and consent to the application and enforcement of any clawback policy that may be implemented by Tyson (whether in existence as of the Grant Date or later adopted, and as such policy may be amended from time to time) that may apply to you, any shares issued pursuant to the Award and/or any amount received with respect to any sale of any such shares, and you expressly agree that Tyson may take such actions as are necessary to effectuate the enforcement of such policy without your further consent or action. To the extent that the terms of the Award and any such policy conflict, then the terms of such policy shall prevail.

8.    Beneficiary Designation. In accordance with the terms of the Plan, you may name a Beneficiary who may exercise the Award in case of your death before you receive any or all of the Award. Each Beneficiary designation shall revoke all prior designations, shall be in a form prescribed by the Committee, and shall be effective only when filed in writing with the Committee during your lifetime.

9.    Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

10.    Severability. In the event that any one or more of the provisions or portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.    Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the terms of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its affiliates, the former will always control. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

12.    Restrictions on Transfer of Award. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

13.    Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

14.    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies under law or contract, and all such rights and remedies shall be cumulative.

15.    No Vested Right in Future Awards. You acknowledge and agree by accepting this Award Agreement that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further Awards in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

16.    No Right to Continued Employment. You acknowledge and agree that neither the adoption of the Plan nor the granting of any Award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason subject to applicable laws and regulations.

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Exhibit 10.16

17.    No Rights as Shareholder. You acknowledge and agree that you shall have no rights as a shareholder with respect to Tyson Foods, Inc. by virtue of this Award Agreement, and Tyson Foods, Inc. shall make no adjustment for any dividends or distributions or other rights on or with respect to the Award.

18.    Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, United States of America, without giving effect to the conflict of laws principles thereof.

19.    Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

20.    Filing and Registration. You shall fully cooperate with Tyson and/or its affiliates (as the case may be) to complete any approval/filing/registration procedures associated with the Plan and the Award as required under applicable laws and regulations in your country of residence or employment.

21.    Country-Specific Provisions. If you are employed in a country other than the United States, please see Addendum A, Country-Specific Provisions, attached to and incorporated into this Award Agreement by this reference, for additional terms and conditions applicable to certain jurisdictions outside of the United States. Notwithstanding anything in this Award Agreement to the contrary, the terms and provisions of Addendum A shall supersede and control any conflicting terms and provisions set forth above for all purposes, but only to the extent applicable to the jurisdiction of your employment. Capitalized terms that are used without definition in Addendum A shall have the meanings assigned in this Award Agreement.

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Exhibit 10.16

Addendum A
Country-Specific Provisions

Brazil
By accepting the Award, you understand and agree that you are responsible for paying income tax via payment voucher (carnê-leão) on or before the last business day of the month following that in which the Award is exercised.

China
The Award is a Stock Appreciation Right-Based Bonus granted solely by the legal entity established or registered in the People’s Republic of China (the “PRC”) that employs you (your “PRC Employer”, as identified below), and not Tyson Foods, Inc. Except for your PRC Employer, none of Tyson Foods, Inc. or any of its affiliates shall be deemed as a party to or otherwise bound by this Award Agreement. “Release” shall mean that specific document which Tyson shall present to you for consideration and execution after your Termination of Employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, its subsidiaries, affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson and its subsidiaries, affiliates and related parties (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practicable after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law. “Retirement” shall mean your voluntary Termination of Employment from Tyson on or after the date you attain the then-applicable retiring age under the laws and regulations of the PRC. “Tyson” means your PRC Employer or any successor thereto.

In the event your employment is terminated by Tyson without Cause, you will be vested in a pro rata portion of any unvested Award subject to your timely execution and non-revocation of a Release. The pro rata portion will be calculated using a fraction, the numerator of which is the total number of days that you were employed by Tyson between the later of the Grant Date or the Vesting Date that occurred immediately before your termination of employment by Tyson and the termination date; and the denominator of which is the total number of days between the later of the Grant Date or the Vesting Date that occurred immediately before your termination of employment by Tyson and the third anniversary of the Grant Date. If your employment is terminated by Tyson without Cause and your termination of employment occurs on or after both the first anniversary of the Grant Date and the then applicable retiring age under the laws and regulations of the PRC, you will be fully vested in your Award subject to your timely execution and non-revocation of a Release.

If applicable, Tyson shall withhold such taxes by any manner acceptable under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with and subject to the laws of the PRC. This Award Agreement and all determinations made and actions taken pursuant to this Award Agreement shall be governed by the laws of the PRC, without giving effect to the conflict of laws principles thereof. This Award Agreement has been executed by a representative of your PRC Employer:

Representative Signed:
Name:
Title:
PRC Employer:

Your signature below affirms your acceptance of this Award Agreement:

Team Member Signed:
Name:

Hong Kong
The Award is a Stock Appreciation Right-Based Bonus. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan
The Award is considered a Stock Appreciation Right-Based Bonus.

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Exhibit 10.16

Philippines
The Award is a Cash-Settled Stock Appreciation Right Award equivalent to the quantity of shares specified above. The award, exercise or vesting of this Cash-Settled Stock Appreciation Right does not entitle you to receive, acquire, or hold, directly or indirectly, any shares of Tyson Foods, Inc., at any time and should not be construed as a sale or offer for sale or distribution of any shares of Tyson Foods, Inc. The Award is subject to all the terms and conditions of the Plan, subject to the exception that the settlement of the Cash-Settled Stock Appreciation Right by virtue of this Award Agreement shall only be made in cash and not in shares of stock.

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